UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 12, 2021

Date of Report (date of earliest event reported)

RAYMOND JAMES FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Florida	1-9109	59-1517485
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

880 Carillon Parkway	St. Petersburg	Florida	33716
(Address of principal executive offices)			(Zip Code)

(727) 567-1000

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	RJF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Description of Common Stock

The following description of the common stock, par value $.01 per share (the “Common Stock”) of Raymond James Financial, Inc. (the “Company”), related provisions of the Company’s Restated Articles of Incorporation (the “Articles”) and Amended and Restated By-Laws (the “By-Laws”) and applicable Florida law is qualified in its entirety by, and should be read in conjunction with, the Articles, By-Laws and applicable Florida law.

The description of Common Stock set forth below is being filed for the purpose of providing an updated description of the Common Stock. No change has been made to any term or provision governing the Common Stock. The information herein is provided solely to conform to the rules of the Securities and Exchange Commission (“SEC”) relating to incorporation by reference of such information in filings made on the SEC’s EDGAR system.

General

The Company is authorized to issue 350,000,000 shares of Common Stock, of which approximately 137,155,669 shares were outstanding on March 31, 2021. The Common Stock trades on the New York Stock Exchange under the symbol “RJF.”

Voting and other rights

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Common Stock are not entitled to cumulate votes for the election of directors. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters; however, the election of directors requires a plurality of votes cast. However, a merger or the sale of all or substantially all of the Company’s assets, and amendments to the Articles relating to the required vote to approve such merger or sale, must be approved by the affirmative vote of the holders of two-thirds of the voting power of the then outstanding voting shares.

In the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any preferred stock then outstanding.

The Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights and is not subject to further calls or assessments by the Company. All the outstanding shares of Common Stock are, and upon proper conversion of any preferred stock, all of the shares of Common Stock into which those shares are converted will be, validly issued, fully paid, and nonassessable.

Computershare Shareowner Services LLC is the transfer agent and registrar for the Common Stock.

Dividends

Subject to the preferential rights of any holders of any outstanding series of preferred stock, the holders of Common Stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, as the Company’s board of directors (the “Board”) may declare out of funds legally available for payments. Stock dividends, if any are declared, may be paid from the Company’s authorized but unissued shares.

Certain Anti-Takeover Effects

Certain provisions of the Company’s Articles and By-Laws may have the effect of delaying, deferring or discouraging transactions involving an actual or potential change in control of the Company, including the following:

•

the Articles provide that the affirmative vote of the holders of 66-2/3% of the outstanding shares of Common Stock is required to effect any merger, consolidation or sale of all or substantially all of its assets;

•

the Board is authorized to approve the issuance of up to 10,000,000 shares of one more series of preferred stock, par value $.10 per share, without further authorization of the holders of Common Stock and to fix the number of shares, the designations and the relative rights and the limitations of any series of preferred stock, and as a result the Board, without the approval of holders of Common Stock, could authorize the issuance of preferred stock with voting, conversion and other rights of holders of Common Stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of the Company; and

•

the Company’s By-Laws specify an advance notice procedure for holders of Common Stock seeking to nominate persons to stand for election to the Board or to propose other business for consideration at a meeting of the holders of Common Stock, which requires that advance written notice and certain other information be provided to the Company, in accordance with the By-Laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: May 12, 2021	By:	/s/ Paul M. Shoukry
Paul M. Shoukry
Chief Financial Officer and Treasurer